Exhibit 99.1

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date:  November 1, 2007

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Increased Third Quarter Earnings

Michigan City, Indiana (NasdaqGM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the third quarter and nine months ended September 30, 2007.  Net income for the third quarter of 2007 was $2.270 million or $.70 per fully diluted share.  This compares to $1.968 million or $.61 per fully diluted share for the same quarter of the prior year.  Year-to-date net income was $6.130 million or $1.89 per fully diluted share compared to $5.251 million or $1.64 per fully diluted share for the same period of the prior year.  This represents a 15.3% increase in quarterly net income and a 16.7% increase for the first nine months when compared to the same prior year periods.

Craig M. Dwight, Horizon’s Chief Executive Officer stated, “Considering the challenging banking environment, we are pleased to report year-to-date earnings ahead of last year.  Horizon’s success is attributed to a total team effort with all business units working diligently to improve performance.  Regardless of the condition of the general banking sector and markets, Horizon expects and strives to achieve results better than the prior year.  Based on performance for the first nine months, Horizon is on pace to achieve record earnings for the eighth consecutive year.”

During the third quarter, Horizon reduced staff by 12 employees from among its various business lines.  Horizon has taken this cost cutting action based on current business conditions, the recommendations of external consultants and after review of third party independent benchmarking data.  A charge of approximately $94 thousand was taken in the third quarter of 2007 to cover severance costs related to this reduction in work force.  The ongoing annual cost savings from this reduction is estimated at $740 thousand.

Also during the third quarter of 2007, Horizon discontinued its Illinois indirect lending operation.  Horizon had intended to sell the Illinois loan production and retain the servicing income.  Efforts to market these loans were not as successful as originally anticipated due to the tightening of credit standards. As a result, approximately $14 million of indirect loans held for sale were moved to the permanent portfolio of installment loans.  Approximately $10 million of indirect loans remain classified as held for sale.  Sale of these loans is anticipated to occur in the fourth quarter.  A charge of approximately $35 thousand was taken in the third quarter for severance benefits for the employees in this division.  The ongoing annual cost reduction from this initiative is estimated to be approximately $264 thousand.

The reduction in annual compensation expense of the above items when combined with the closing of the mortgage wholesale operation during the second quarter will total approximately $1.5 million.

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Pg. 2 Cont.  Horizon Announces 3rd Quarter Earnings

Net interest income for the quarter ended September 30, 2007 was $8.259 million, an increase of $447 thousand over the same quarter of the prior year.  This increase resulted from an increase in average earning assets from the same quarter of the prior year by $16.9 million and an improvement in net interest margin of five basis points to 3.01%.  The margin improvement came as a result of a shift in the mix of earning assets.  Higher yielding commercial and installment loans grew while mortgage loans remained level and the investment portfolio declined.  Also improving the margin was additional long-term debt, which has a lower rate of interest than the short term negotiated certificates of deposits these funds replaced.  Net interest income increased from the second quarter of the current year by $217 thousand due primarily to growth in earning assets.

For the first nine months of 2007, net interest income increased approximately $479 thousand from the same period of the prior year.  An increase of approximately $55 million in average assets was the main contributing factor.  Contributing to net interest income in the first nine months of 2006 was approximately $399 thousand of income, related to commercial loans that were acquired at a discount in the Alliance Bank acquisition and were paid in full during the period.  There was no such income in 2007.

Non-interest income increased $268 thousand or 9.4% from the third quarter of 2006 and has increased $1.711 million or 23.5% for the first nine months of 2007 over the same period of the prior year.  The main contributing factors were: (a) an increase in the gain on sale of loans, (b) an increase in fiduciary income, (c) an increase in cash surrender value in bank owned life insurance related to additional insurance added during January 2007, and (d) no losses from the sale of securities. There was no gain on the sale of mortgage servicing rights during this period. With respect to the gain on sale of loans, the company is now selling approximately 82% of its conventional mortgage loan production (excluding construction loans) compared to approximately 45% in the prior year.  Total loans sold during the first nine months of 2007 were $100 million compared to $66 million during the same period of the prior year. Fiduciary income increased due to an increase in assets under administration, additional income from the ESOP line of business and a fee increase implemented in January of 2007. Other non-interest income was down from 2006, due to a decline in fees related to brokering non-conforming mortgage loans.

Non-interest expense decreased $109 thousand or 1.4% from the third quarter of 2006 and increased $781 thousand or 3.4% for the first nine months.  After adjusting for the accrual of severance benefits in the third quarter, salary and benefit expense would have decreased from the third quarter of 2006 and did decrease by $224 thousand or 5.0% from the second quarter of 2007.  The staff reductions mentioned above is now having a favorable impact on salary and benefit expense.

On September 30, 2007, Horizon’s total assets were $1.194 billion, compared to $1.222 billion on December 31, 2006.  Cash and cash equivalents declined due to a large cash item deposited on the last day of 2006.  Investment securities decreased as maturities are being used to fund loan growth rather than being replaced.  Loans held for sale include both mortgages and the remaining indirect consumer loans discussed above.

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Pg. 3 Cont. Horizon Announces 3rd Quarter Earnings

Loans have increased $9.5 million since December 31, 2006.  Growth in commercial and installment loans was offset by a decline of $60 million in mortgage warehouse loans.  Warehouse loans declined due to a slow down in the housing market, including sub-prime lending.  Commercial loans had strong growth, increasing over $10 million during the third quarter of 2007 for a total increase of $34.0 million since the previous year-end.  The majority of the growth came in commercial real estate loans.  Consumer loans increased due to indirect loans originated within Horizon’s normal market area, which are held in the portfolio as well as the indirect loans mentioned above that were moved to the permanent portfolio.

Since December 31, 2006, deposits declined, as a large deposit made by a local municipality at year-end 2006 was withdrawn in the normal course of business in early January 2007.  Total average deposits for the third quarter of 2007 increased from the second quarter by approximately $8.6 million.  Public fund certificates from local municipalities have become very competitive, and therefore, Horizon has let these short term certificates mature and alternatively has taken on approximately $20 million of brokered certificates of deposit with maturities of two to three years at a cost which is approximately 25 basis points lower than the local municipal certificates of deposit.  In addition to the lower cost, this provides a more stable, long-term source of funds.

Horizon’s allowance for loan losses at September 30, 2007 was $8.8 million, or 1.03% of gross loans, compared to $8.7 million or 1.04% at December 31, 2006.  Non-performing assets at September 30, 2007 were $2.6 million or 0.31% of gross loans, which is consistent with second quarter and December 31, 2006 ratios. The provision for loan losses was increased from the second quarter, partially to cover the indirect loans added to the portfolio.  Horizon considers the allowance for loan losses to be adequate to cover losses inherent in the loan portfolio as of September 30, 2007.

Stockholders' equity totaled $67.7 million at September 30, 2007 compared to $61.9 million at December 31, 2006. At September 30, 2007, the ratio of stockholders' equity to total assets was 5.67% compared to 5.06% at December 31, 2006.  Book value per common share at September 30, 2007 increased to $21.13 compared to $19.37 at December 31, 2006.

Other items

During the course of a periodic routine examination by the office of the Comptroller of the Currency (“OCC”) that commenced in February 2003, the examination personnel raised the issue of whether Horizon Bank’s mortgage warehouse loans should be treated as “other loans” rather than “home mortgage loans” for call report purposes.  The OCC has now determined that these loans must be treated as “other loans.” This will increase the risk-weighting of these loans from 50% to 100% and reduce Horizon Bank’s risk-based capital ratios.  Management believes that it has properly characterized the loans in its mortgage warehouse loan portfolio for risk-based capital purposes, and intends to formally challenge this decision by the OCC. After changing the classification of these loans, Horizon and Horizon Bank were still categorized as well capitalized at September 30, 2007.

Horizon began construction of a branch in Valparaiso, Indiana with completion scheduled for year-end 2007.  Construction will begin during the fourth quarter on a full service branch in Merrillville, Indiana which is scheduled to open in second quarter 2008.

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Pg. 4 Cont. Horizon Announces 3rd Quarter Earnings

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873 - 2608
Fax: (219) 874-9280

HORIZON BANCORP
Financial Highlights
(Unaudited – dollars in thousands except share and per share data and ratios)

	Three Months Ended:			Nine Months Ended:
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2007	2007	2006	2007	2006

End of period balances:
Total assets	$1,194,246	$1,192,283	$1,159,189	$1,194,246	$1,159,189
Investment securities	230,631	224,541	239,869	230,631	239,869
Commercial loans	305,502	295,018	261,133	305,502	261,133
Mortgage warehouse loans	52,539	78,716	113,596	52,539	113,596
Real estate loans	217,716	219,161	220,387	217,716	220,387
Installment loans	277,552	256,506	234,075	277,552	234,075
Non-interest bearing deposit accounts	79,034	82,635	90,205	79,034	90,205
Interest bearing transaction accounts	333,069	347,493	328,665	333,069	328,665
Time deposits	383,741	390,816	396,316	383,741	396,316
Short-term borrowings	78,661	86,689	120,579	78,661	120,579
Long-term borrowings	215,802	185,864	128,969	215,802	128,969
Stockholder’s equity	67,666	63,172	59,490	67,666	59,490

Average balances :
Total assets	$1,194,146	$1,182,656	$1,138,548	$1,174,861	$1,098,676
Investment securities	225,541	231,623	242,081	227,109	245,208
Commercial loans	301,255	287,522	263,559	287,342	267,269
Mortgage warehouse loans	61,170	80,222	100,669	75,900	91,278
Real estate loans	219,966	221,190	215,641	224,010	188,420
Installment loans	259,862	240,657	228,932	246,430	213,861
Non-interest bearing deposit accounts	78,073	76,670	79,558	76,288	78,459
Interest bearing transaction accounts	346,535	343,906	349,363	348,644	354,978
Time deposits	401,247	396,667	407,901	405,816	369,832
Short-term borrowings	70,574	84,897	64,819	74,675	65,553
Long-term borrowings	215,985	187,168	174,563	167,333	141,623
Stockholder’s equity	65,628	65,302	57,160	64,901	56,133

Per share data:
Basic earnings per share	$0.71	$0.63	$0.62	$1.92	$1.66
Diluted earnings per share	0.70	0.62	0.61	1.89	1.64
Cash dividends declared per common share	0.15	0.15	0.14	0.44	0.42
Book value per common share	21.13	19.77	18.64	21.13	18.64
Market value - high	28.00	28.05	26.93	28.10	32.23
Market value - low	25.75	26.80	25.50	26.60	25.16
Basic average common shares outstanding	3,202,341	3,200,259	3,189,004	3,198,999	3,171,869
Diluted average common shares outstanding	3,242,919	3,243,537	3,211,777	3,241,991	3,209,940

Key ratios:
Return on average assets	0.76%	0.68%	0.69%	0.70%	0.64%
Return on average equity	13.84	12.35	13.77	12.63	12.51
Net interest margin	3.01	3.00	2.96	2.98	3.08
Loan loss reserve to loans	1.03	1.02	1.05	1.03	1.05
Non-performing loans to loans	0.27	.27	0.17	0.27	0.17
Average equity to average assets	5.50	5.48	5.02	5.52	5.11
Bank only capital ratios:
Tier 1 capital to average assets	7.20%	7.17%	7.11%	7.20%	7.11%
Tier 1 capital to risk weighted assets	9.76	9.86	10.28	9.76	10.28
Total capital to risk weighted assets	10.77	10.89	11.42	10.77	11.42

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	September 30, 2007 (Unaudited)	December 31, 2006
Assets
Cash and due from banks	$19,785	$52,311
Interest-bearing demand deposits	3	1
Federal funds sold	—	6,500
Cash and cash equivalents	19,788	58,812
Interest-bearing deposits	120	898
Investment securities, available for sale	230,631	243,078
Loans held for sale	17,931	13,103
Loans, net of allowance for loan losses of $8,823 and $8,738	844,486	835,096
Premises and equipment	24,232	23,394
Federal Reserve and Federal Home Loan Bank stock	12,625	12,136
Goodwill	5,787	5,787
Other intangible assets	2,150	2,412
Interest receivable	6,354	6,094
Other assets	30,142	21,620

Total assets	$1,194,246	$1,222,430

Liabilities
Deposits
Noninterest bearing	$79,034	$81,949
Interest bearing	716,810	832,024
Total deposits	795,844	913,973
Short-term borrowings	78,661	83,842
Long-term borrowings	215,802	115,951
Subordinated debentures	27,837	40,209
Interest payable	2,409	1,771
Other liabilities	6,027	4,807
Total liabilities	1,126,580	1,160,553

Commitments and Contingent Liabilities

Stockholders’ Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
No shares issued
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 5,010,406 and 4,998,106 shares	1,113	1,111
Additional paid-in capital	25,521	25,229
Retained earnings	59,460	54,196
Accumulated other comprehensive loss	(1,276)	(1,507)
Less treasury stock, at cost, 1,759,424 shares	(17,152)	(17,152)
Total stockholders’ equity	67,666	61,877

Total liabilities and stockholders’ equity	$1,194,246	$1,222,430

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended September 30		Nine Months Ended September 30
	2007 (Unaudited)	2006 (Unaudited)	2007 (Unaudited)	2006 (Unaudited)
Interest Income
Loans receivable	$16,330	$15,010	$47,088	$41,612
Investment securities
Taxable	1,979	1,870	6,017	6,096
Tax exempt	864	878	2,582	2,363
Total interest income	19,173	17,758	55,687	50,071

Interest Expense
Deposits	7,296	7,003	21,677	18,273
Federal funds purchased and short-term borrowings	684	594	2,319	1,584
Long-term borrowings	2,412	1,766	5,954	5,113
Subordinated debentures	522	583	1,800	1,643
Total interest expense	10,914	9,946	31,750	26,613

Net Interest Income	8,259	7,812	23,937	23,458
Provision for loan losses	550	120	1,140	725

Net Interest Income after Provision for Loan Losses	7,709	7,692	22,797	22,733

Other Income
Service charges on deposit accounts	896	833	2,515	2,297
Wire transfer fees	81	101	266	290
Fiduciary activities	905	758	2,600	2,231
Gain on sale of loans	658	459	1,808	1,087
Gain on sale of mortgage servicing rights	—	656	—	656
Increase in cash surrender value of Bank owned life insurance	233	122	696	348
Loss on sale of securities	—	(515)	—	(764)
Other income	357	448	1,098	1,127
Total other income	3,130	2,862	8,983	7,272

Other Expenses
Salaries and employee benefits	4,277	4,228	13,147	12,524
Net occupancy expenses	606	577	1,777	1,756
Data processing and equipment expenses	648	725	1,913	2,024
Professional fees	214	416	955	961
Outside services and consultants	254	294	730	832
Loan expense	273	281	820	769
Other expenses	1,471	1,331	4,230	3,925
Total other expenses	7,743	7,852	23,572	22,791

Income Before Income Tax	3,096	2,702	8,208	7,214
Income tax expense	826	734	2,078	1,963

Net Income	$2,270	$1,968	$6,130	$5,251

Basic Earnings Per Share	$.71	$.62	$1.92	$1.66

Diluted Earnings Per Share	$.70	$.61	$1.89	$1.64